EXHIBIT (10)L(ii)

AMENDMENT NO. 1
TO
THE ECOLAB MIRROR SAVINGS PLAN
(As Amended and Restated Effective as of March 1, 2002)
WITH RESPECT TO
THE AMERICAN JOBS CREATION ACT OF 2004

WHEREAS, Ecolab Inc. (the “Company”) adopted an amended and restated Ecolab Mirror Savings Plan (the “Plan”) effective as of March 1, 2002; and

WHEREAS, the Plan is classified as a “nonqualified deferred compensation plan” under the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the American Jobs Creation Act of 2004, P.L. 108-357 (the “AJCA”) added a new Section 409A to the Code, which significantly changed the Federal tax law applicable to “amounts deferred” under the Plan after December 31, 2004; and

WHEREAS, pursuant to the AJCA, the Secretary of the Treasury and the Internal Revenue Service will issue proposed, temporary or final regulations and/or other guidance with respect to the provisions of new Section 409A of the Code (collectively, the “AJCA Guidance”); and

WHEREAS, the AJCA Guidance has not yet been issued; and

WHEREAS, pursuant to Article V of the Plan, all Mirror Savings Plan Benefits under the Plan are 100% vested (subject to certain non-service related forfeiture provisions); and

WHEREAS, to the fullest extent permitted by Code Section 409A and the AJCA Guidance, the Company wants to protect the “grandfathered” status of the Mirror Savings Plan Benefits that are deferred prior to January 1, 2005;

NOW THEREFORE, pursuant to Section 1.3 of the Plan and Section 5.1 of the Administrative Document, the Company hereby adopts this Amendment No. 1 to the Plan, which amendment is intended to (1) allow amounts deferred prior to January 1, 2005 to qualify for “grandfathered” status and to continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Code Section 409A (as specified in the Plan as in effect before the adoption of this Amendment No. 1) and (2) cause amounts deferred after December 31, 2004 to be deferred in compliance with the requirements of Code Section 409A.

Words used herein with initial capital letters that are defined in the Plan are used herein as so defined.

Section 1

Article I of the Plan is hereby amended by adding the following new Section 1.4 to the end thereof, to read as follows:

“SECTION 1.4       American Jobs Creation Act (AJCA).

(1)           It is intended that the Plan (including any Amendments thereto) comply with the provisions of Section 409A of the Code, as enacted by the AJCA, so as to prevent the inclusion in gross income of any amount credited to an Executive’s Account hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Executive.  It is intended that the Plan be administered in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (collectively with the AJCA, the “AJCA Guidance”).  Any Plan provision that would cause the Plan to fail to satisfy Section 409A of the Code (including any provision added by Amendment No. 1 thereto) shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the AJCA Guidance).

(2)           The Administrator shall not take any action hereunder that would violate any provision of Section 409A of the Code.  It is intended that all Executives’ elections hereunder will comply with Code Section 409A and the AJCA Guidance.  The Administrator is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements thereof (including any transition or grandfather rules thereunder).  In this regard, the Administrator is authorized to permit Executive elections with respect to amounts deferred after December 31, 2004 and is also permitted to give the Executives the right to amend or revoke such elections in accordance with the AJCA Guidance.

(3)           The effective date of Amendment No. 1 to this Plan is January 1, 2005.  Amendment No. 1 creates two separate Sub-Accounts for each Executive’s Mirror Savings Benefits hereunder — (a) the “Pre-2005 Sub-Account” for amounts that are “deferred” (as such terms is defined in the AJCA Guidance) as of December 31, 2004 (and earnings thereon) and (b) the “Post-2004 Sub-Account” for amounts that are deferred after December 31, 2004 (and earnings thereon).  Amendment No. 1 also modifies the distribution elections and provisions for the Post-2004 Sub-Accounts to comply with the requirements of Code Section 409A.

(4)           In furtherance of, but without limiting the foregoing, any Executive Deferrals and Matching Contributions (and the earnings thereon) that are deemed to have been deferred prior to January 1, 2005 and that qualify for “grandfathered status” under Section 409A of the Code shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A to the Code and shall be subject to the terms and conditions specified in the Plan as in effect prior to the effective date of Amendment No. 1 thereto.  In particular, to the extent permitted under AJCA Guidance, (a) the Bonus Deferrals relating to a Bonus that is earned during 2004, but paid in 2005, shall be allocated to the Executive’s Pre-2005 Sub-Account hereunder and (b) the forfeiture provisions of Section 5.1(2) hereof shall not result in amounts that are allocated the Executive’s Pre-2005 Sub-Account losing their grandfathered status under Section 409A of the Code.”

Section 2

Section 2.1 of the Plan is hereby amended by adding the following sentence to the end thereof, to read as follows:

“The Executive’s Account shall be further divided into the following two Sub-Accounts:  (a) the “Pre-2005 Sub-Account” for amounts that are “deferred” (as such term is defined in the AJCA Guidance) as of December 31, 2004 (and earnings thereon), which includes the Minimum Benefit, and (b) the “Post-2004 Sub-Account” for amounts that are deferred after December 31, 2004 (and earnings thereon).”

Section 3

Section 2.5 of the Plan is hereby amended in its entirety to read as follows:

“SECTION 2.5.      “Disability” or “Disabled.”  With respect to an Executive’s Post-2004 Sub-Account, an Executive shall be deemed to have a “Disability” or be “Disabled” if the Executive (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an Employer-sponsored accident and health plan.  With respect to an Executive’s Pre-2005 Sub-Account, an Executive shall be deemed to have a “Disability” or be “Disabled” if the Executive’s active employment with an Employer ceased due to a disability that entitles the Executive to benefits under (1) any long-term disability plan sponsored by the Company, or (2) in the event that the Executive is not a participant in any such plan, the Social Security Act of the United States.”

Section 4

Section 2.15 of the Plan is hereby amended in its entirety to read as follows:

“SECTION 2.15.    “Unforeseeable Emergency.”  With respect to an Executive’s Post-2004 Sub-Account, “Unforeseeable Emergency” shall mean an event which results in a severe financial hardship to the Executive as a consequence of (1) an illness or accident of the Executive, the Executive’s spouse or a dependent within the meaning of Code Section 152, (2) loss of the Executive’s property due to casualty or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.  With respect to an Executive’s Pre-2005 Sub-Account, “Unforeseeable Emergency” shall mean an event which results (or will result) in severe financial hardship to the Executive as a consequence of an unexpected illness or accident or loss of the Executive’s property due to casualty or other similar extraordinary or unforeseen circumstances out of the control of the Executive.”

Section 5

Article II of the Plan is hereby amended by adding the following new Sections to the end thereof, to read as follows:

“SECTION 2.16.    “Key Employees” shall mean a key employee,  as defined in Section 416(i) of the Code (without regard to paragraph (5) thereof) of an Employer so long as the Employer is a corporation, any stock in which is publicly traded on an established securities market or otherwise.

SECTION 2.17.      “Termination of Employment” means a separation of service as defined in the AJCA Guidance issued under Code Section 409A.

SECTION 2.18.      “Total Salary Deferrals” means the sum of Salary Deferrals, as defined in Section 3.1(1), plus the maximum before-tax savings contributions required to be allocated to the Executive’s account under the Savings Plan to attract the maximum matching contribution thereunder, based on the Executive’s Base Salary for the Plan Year.”

Section 6

Article III of the Plan is hereby amended in its entirety to read as follows:

“ARTICLE III

MIRROR SAVINGS BENEFIT

SECTION 3.1.  Amount of Executive Deferrals.  Each Executive may, within 30 days after the Plan becomes effective as to him and prior to the first day of any Plan year thereafter, by written notice to the Administrator on a form provided by the Administrator, direct his Employer:

(1)           to reduce (in accordance with rules established by the Administrator) the Executive’s Base Salary for the balance of the Plan Year in which the Plan becomes effective as to him (but only with respect to Base Salary payable for periods of service commencing after the Executive so directs) or for any following Plan Year (i) by a specified dollar amount or percentage, and/or (ii) by an amount, determined by the Administrator, that is equal to five percent of the Executive’s Base Salary in excess of the limitation described in Code Section 401(a)(17) for the Plan Year (limited to a maximum Salary Deferral of 25% of the Executive’s Base Salary in the deferral period) (the “Salary Deferrals”), and

(2)           to reduce (in accordance with rules established by the Administrator) the Executive’s Bonus which is earned during the Plan Year (i) by a specified dollar amount or percentage, and/or (ii) by an amount, determined by the Administrator, that is equal to five percent of the portion of the Executive’s Bonus earned during the deferral period which, when added to the Executive’s Base Salary for the deferral period, is in excess of the limitation described in Code Section 401(a)(17) for the Plan Year (limited to a maximum Bonus Deferral of 25% of the Executive’s Bonus) (the “Bonus Deferrals”), and

(3)           to credit the amounts described in paragraphs (a) and (b) of this Subsection (collectively, the “Executive Deferrals”) to the Account described in Section 3.4 at the times described therein.

SECTION 3.2.  Effect and Duration of Direction Pursuant to Section 3.1.

(1)           Plan Year to Plan Year.  Any direction by an Executive to make Executive Deferrals under Section 3.1 shall be effective with respect to the Base Salary and Bonus otherwise earned by the Executive with respect the period to which the direction relates, and the Executive shall not be eligible to receive such Executive Deferrals.  Instead, such Executive Deferrals shall be credited to the Executive’s Account as provided in Section 3.4.  Any such direction made in accordance with Section 3.1 shall remain in effect for subsequent periods described in Section 3.1 unless terminated by the Executive by written notice to the Administrator, on a form provided by the Administrator, prior to the first day of such subsequent period.  Notwithstanding the foregoing, all Executives shall be required to make a deferral election for the 2005 Plan Year and prior elections shall not be given any further force or effect (except that the Executive’s Bonus Deferral election for the Bonus that is earned in the 2004 Plan Year shall continue in effect in accordance with its terms).

(2)           Automatic Termination/ Suspension of Deferral Election.

(a)           To the extent permitted by Code Section 409A, an Executive’s direction pursuant to Section 3.1 shall automatically terminate on (i) the date the Executive ceases employment with the Employers, (ii) the date on which the Executive’s Employer is deemed Insolvent, or (iii) the date the Plan is terminated.

(b)           To the extent permitted by Code Section 409A, an Executive’s direction pursuant to Section 3.1 shall automatically be suspended from the first day of the first payroll period in which the Executive receives a hardship distribution under the Savings Plan until the six-month anniversary date of such hardship distribution but will automatically be reinstated thereafter (unless otherwise changed in accordance with Subsection (1) hereof).

SECTION 3.3.  Matching Contributions.

(1)           Matching Contributions With Respect to Salary Deferrals.

(a)           The Employers shall credit the Account of an Executive with an amount (the “Matching Contributions”) equal to the sum of (1) 100% of the Executive’s Total Salary Deferrals which do not exceed 3% of the Executive’s Base Salary and (2) 50% of the Executive’s Total Salary Deferrals which exceed 3% of the Executive’s Base Salary but do not exceed 5% of the Executive’s Base Salary; provided, however, that such Matching Contributions shall be reduced by the maximum amount (as determined by the Administrator) of matching contributions that could be made to the Executive’s account under the Savings Plan for such Plan Year based on the Executive’s Base Salary for such Plan Year, assuming that the Executive has elected to contribute five percent of his Base Salary to the Savings Plan.

(b)           The Employers shall also credit the Account of an Executive with an additional Matching Contribution in an amount determined by the Administrator, which amount is equal to the amount of matching contributions (plus earnings allocable thereto) which the Executive is required to forfeit under the Savings Plan due to the application of the before-tax nondiscrimination requirements of the Code (the “True-Up Matching Contributions”).

(2)           Matching Contributions With Respect to Bonus Deferrals.  The Employers shall credit the Account of an Executive with a Matching Contribution equal to 100% of the first 3% of the Executive’s Bonus and 50% of the next 2% of Executive’s Bonus, provided, however, the amount of the Executive’s Bonus that shall be taken into account under this Section 3.3(2) shall not exceed the excess of the Executive’s Base Salary and Bonus in respect to the Plan Year in which the Bonus was earned (excluding severance) over the maximum compensation which could be considered under the Savings Plan in such Plan Year under Section 401(a)(17) of the Code, and further provided that an Executive’s Bonus shall be taken into account under this Section 3.3(2) only to the extent the Executive has elected to defer payment of such Bonus under Section 3.1(2) for the Plan Year.

SECTION 3.4  Executives’ Accounts.  Each Employer shall establish and maintain on its books an Account for each Executive which shall contain the following entries:

(1)           Credits for the Executive Deferrals described in Section 3.1, which Executive Deferrals shall be credited to the Executive’s Account at the time such Executive Deferrals would otherwise have been paid to the Executive;

(2)           Credits for the Matching Contributions described in Section 3.3(1)(a), which Matching Contributions shall be credited to the Executive’s Account at the same time as the underlying Salary Deferrals are credited thereto; but no earlier than when the Executive has received (or has been deemed to receive) the maximum Matching Contribution available under the Savings Plan (as determined by the Administrator);

(3)           Credits for the True-Up Matching Contributions described in Section 3.3(1)(b) at the time designated by the Administrator following the end of the Plan Year when the nondiscrimination test results under the Savings Plan are known;

(4)           Credits for the Matching Contributions described in Section 3.3(2), which Matching Contributions shall be credited to the Executive’s Account at the same time as the underlying Bonus Deferrals are credited thereto;

(5)           Credits or charges (including income, expenses, gains and losses) equal to the amounts which would have been attributable to the Executive Deferrals and Matching Contributions if such amounts had been invested on a tax deferred basis in the Hypothetical Investment Fund(s) in which such amounts are deemed to have been invested under Section 6.1. The entries provided by this Subsection (5) shall continue to be made until the Executive’s entire vested Account has been distributed pursuant to Article IV; and

(6)           Debits for any distributions made from the Account pursuant to Article IV.

(7)           The Employers shall make the above-described credits and debits to the Executive’s Pre-2005 Sub-Account or the Post-2004 Sub-Account, as applicable, in accordance with Code Section 409A.

SECTION 3.5  Statement of Account.  The Company shall deliver to each Executive a written statement of his Account not less frequently than annually as of the end of each Plan Year.

Section 7

Section 4.1(1)(a) of the Plan is hereby amended in its entirety to read as follows:

“(a)         An Executive shall be entitled to receive his Account upon the earlier of (i) his becoming Disabled or (ii) his termination of employment with the Controlled Group for any reason, including retirement (or, with respect to amounts that are allocated to an Executive’s Post-2004 Sub-Account, upon his Termination of Employment); provided, however, in no event shall distribution be made, or commence to be made, with respect to a Key Employee before the date that is six months after the date of Termination of Employment of the Key Employee (or, if earlier, the date of death), to the extent that Code Section 409A(a)(2)(B)(i) is applicable.”

Section 8

The last sentence of Section 4.1(1)(b) of the Plan is hereby amended in its entirety to read as follows:

“Payments made on account of an Unforeseeable Emergency shall be permitted only to the extent the amount does not exceed the amount reasonably necessary to satisfy the emergency need (plus, with respect to payments made from an Executive’s Post-2004 Sub-Account, an amount necessary to pay taxes reasonably anticipated as a result of the distribution) and may not be made to the extent such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Executive’s assets (to the extent such liquidation would not itself cause severe financial hardship) or, to the extent permitted by Code Section 409A, by cessation of the Executive Deferrals under this Plan.”

Section 9

Section 4.1(1)(c) of the Plan is hereby amended by adding the following clause to the end thereof:  “; to the extent permitted by Code Section 409A.”

Section 10

Section 4.2(2)(b) of the Plan is hereby amended by changing the parenthetical therein to read as follows:

“(or the remaining installments thereof from an Executive’s Pre-2005 Sub-Account if payment to the Executive had commenced).”

Section 11

Section 4.2(2)(c) of the Plan is hereby amended in its entirety to read as follows:

“(c)         Small Benefits.  Notwithstanding any provision of the Plan to the contrary, in the event that an Executive’s Mirror Savings Benefit does not exceed $25,000 (or such lesser amount required to comply with the requirements of Code Section 409A), such Benefit shall be paid to the Executive in the form of a single lump sum payment.”

Section 12

Section 4.2(3)(a) of the Plan is hereby amended by adding the following new clause to the end thereof, to read as follows:

“; provided, however, the election provided by this Section 4.2(3) shall apply only to the Executive’s Pre-2005 Sub-Account (other than the Executive’s Minimum Benefit), and shall not apply to the Executive’s Post-2004 Sub-Account.”

Section 13

The first sentence of Section 6.1(2) of the Plan is hereby amended in its entirety to read as follows:

To the extent permitted by Code Section 409A, the Hypothetical Investment Funds for purposes of the portion of an Executive’s Account which is attributable to his Executive Deferrals shall be those same Investment Funds designated by the Company under the Savings Plan, as in effect on December 31, 2004.”

Section 14

Section 7.1 of the Plan is hereby amended by adding the following new clause to the end thereof, to read as follows:

“; provided, however that this limitation shall not apply to any amendment or termination that is deemed necessary or reasonable (as determined in the sole discretion of the Committee) to comply with the requirements of Code Section 409A and the AJCA Guidance.”

Section 15

The last three sentences of Section 7.2 of the Plan are amended in their entirety to read as follows:

“To the extent permitted by Code Section 409A, in the event that any payment or benefit intended to be provided under this Plan or otherwise is required to be reduced pursuant to this Section, the Executive (in his or her sole discretion) shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section.  The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation.  In the event that the Executive fails to make such designation within ten (10) business days of receiving such information, the Company may effect such reduction in any manner it deems appropriate, to the extent permitted by Code Section 409A.”

Section 16

Section 7.3(2)(b)(iii) of the Plan is amended it its entirety to read as follows:

“to the extent permitted by Code Section 409A, the Trust Fund shall automatically terminate (A) in the event that it is determined by a final decision of the United States Department of Labor (or, if an appeal is taken therefrom, by a court of competent jurisdiction) that by reason of the creation of, and a transfer of assets to, the Trust, the Trust is considered “funded” for purposes of Title I of ERISA or (B) in the event that it is determined by a final decision of the Internal Revenue Service (or, if an appeal is taken therefrom, by a court of competent jurisdiction) that (I) a transfer of assets to the Trust is considered a transfer of property for purposes of Code Section 83 or any successor provision thereto, or (II) pursuant to Code Sections 451 or 409A or any successor provisions thereto, amounts are includable as compensation in the gross income of a Trust Fund beneficiary in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to such beneficiary by the trustee.  Upon such termination of the Trust, all assets shall revert to the Company.”

Section 17

Section 7.3(2)(g) of the Plan is amended by adding the following new clause to the end thereof, to read as follows”

“; provided, however that this limitation shall not apply to any amendment that is deemed necessary or reasonable (as determined in the sole discretion of the Committee) to comply with the requirements of Code Section 409A and the AJCA Guidance.”

IN WITNESS WHEREOF, Ecolab Inc. has executed this Amendment No. 1 and has caused its corporate seal to be affixed this 16th day of December, 2004.

ECOLAB INC.

	By:	/s/ Steven L. Fritze
Steven L. Fritze
Executive Vice President and
Chief Financial Officer

(Seal)

Attest:

/s/ Lawrence T. Bell
Lawrence T. Bell
Senior Vice President,
General Counsel and Secretary